    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 8, 1999

                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                             COSTILLA ENERGY, INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

                   DELAWARE                                      75-2658940
        State or other jurisdiction of                        (I.R.S. Employer
        incorporation or organization)                      Identification No.)

                             ---------------------

                                                    BOBBY W. PAGE, SENIOR VICE PRESIDENT
                                                           COSTILLA ENERGY, INC.
        400 WEST ILLINOIS, SUITE 1000                  400 WEST ILLINOIS, SUITE 1000
             MIDLAND, TEXAS 79701                           MIDLAND, TEXAS 79701
                (915) 683-3092                                 (915) 683-3092
 (Address, including zip code, and telephone      (Name, address, including zip code, and
       number, including area code, of             telephone number, including area code,
  Registrant's principal executive offices)                of agent for service)

                             ---------------------
                                   Copies to:

                              RICHARD T. MCMILLAN
                        COTTON, BLEDSOE, TIGHE & DAWSON,
                           A PROFESSIONAL CORPORATION
                          500 WEST ILLINOIS, SUITE 300
                              MIDLAND, TEXAS 79701
                                 (915) 684-5782
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
---------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

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                                                           PROPOSED MAXIMUM       PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF           AMOUNT TO BE           AGGREGATE            OFFERING PRICE          AMOUNT OF
   SECURITIES TO BE REGISTERED          REGISTERED        OFFERING PRICE(1)         PER UNIT(1)         REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.10 par value.....      3,000,000            $13,500,000               $4.50                 $3,753
--------------------------------------------------------------------------------------------------------------------------
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

(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the amount of the registration fee on the basis of the average of the high and low prices of the Common Stock reported on the Nasdaq National Market on January 4, 1999.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED JANUARY 8, 1999

PROSPECTUS

                                3,000,000 SHARES

                             COSTILLA ENERGY, INC.

                                  COMMON STOCK

                             ---------------------

     This Prospectus covers 3,000,000 shares of our common stock. One of our stockholders, Pioneer Natural Resources USA, Inc., owns all of these shares. Pioneer acquired these shares in a private transaction with us.

     Pioneer may sell any number of these shares at any time and from time to time in various types of transactions, including sales in the open market and in private negotiated transactions. These sales may be at market price or at privately negotiated prices. There are no underwriting arrangements with respect to this offering. This may result in several sales of a small number of shares.

     Pioneer will receive all of the net proceeds from the sale of the shares, and will pay all brokerage fees and similar sale-related expenses. We will not receive any of the proceeds from the sale of the shares, but are paying the costs of registering the shares with the Securities and Exchange Commission.

     Our common stock is traded on the Nasdaq National Market under the symbol COSE. Our principal executive offices are located at:

                         400 West Illinois, Suite 1000
                              Midland, Texas 79701
                                 (915) 683-3092

                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN RISKS TO BE CONSIDERED IN CONNECTION WITH THE OFFER AND IN EVALUATING AN INVESTMENT IN THE OFFERED SHARES.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

                 The date of this Prospectus is          , 1999

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Where You Can Find More Information.........................     3
Special Note on Forward-Looking Statements..................     3
Risk Factors................................................     4
Selling Stockholder.........................................     8
The Offering................................................     9
Use of Proceeds.............................................     9
The Company.................................................     9
Material Changes to Reported Information....................    10
Plan of Distribution........................................    11
Legal Matters...............................................    12
Experts.....................................................    12
SEC's Position on Indemnification for Securities Act
  Liabilities...............................................    12
Certain Definitions.........................................    13

                             ---------------------

     You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this Prospectus or any other document is accurate as of any date other than the date on the front of the documents. This Prospectus is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or to any person who is not permitted to buy these securities.

                      WHERE YOU CAN FIND MORE INFORMATION

     Costilla Energy, Inc. (referred to as "us", "we", "Costilla" or the "Company") files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You can read and copy this information at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also access these materials electronically on the SEC's Internet site (http:\\www.sec.gov).

     We filed a registration statement on Form S-3 with the SEC to register the shares offered by this Prospectus. As allowed by the SEC, this Prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information we incorporate by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the following documents which have been filed by Costilla with the SEC (File No. 0-21411):

     - Costilla's Annual Report on Form 10-K for the year ended December 31,
       1997;

     - Costilla's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     - Costilla's Current Reports on Form 8-K filed on June 5, June 15 and December 30, 1998;

     - Costilla's Form S-4 Registration Statement filed on April 17, 1998 (File No. 333-50347), as amended or supplemented; and

     - The description of Costilla Common Stock contained in our registration statement on Form 8-A filed on September 23, 1996.

     We also incorporate by reference all documents filed by Costilla pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 (the "Exchange Act") after the date of this Prospectus until this offering has been completed.

     You may obtain copies of these documents upon written or oral request without charge from Costilla by contacting our Manager, Investor Relations at 400 West Illinois, Suite 1000, Midland, Texas 79705, telephone number 915-683-3092. Copies of the documents may also be accessed electronically on Costilla's home page on the Internet (http:\\www.costillaenergy.com).

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     This Prospectus and the documents "incorporated by reference" as discussed under "Where You Can Find More Information" may contain "forward-looking statements" within the meaning of federal securities law. Such statements can be identified by use of forward-looking terms such as may, will, expect, project, anticipate, believe, estimate, continue or other similar words. These statements discuss future expectations, such as oil and gas reserves, future drilling and operations, future production of oil and gas, future net cash flows, future capital expenditures and other forward-looking matters. We have based these statements on our assumptions and analysis of historical trends, current conditions, expected future developments and other factors that we believe are appropriate in the circumstances. We believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions. However, many factors may cause a material difference between actual results and the forward-looking statements, including the risk factors discussed herein, as well as general economic and business conditions, the business opportunities (or lack thereof) that may be presented to and pursued by the Company, and other factors, many of which are beyond our control.

                                  RISK FACTORS

     In evaluating a potential investment in the shares offered by this Prospectus, you should consider carefully the following risk factors as well as the other information contained and incorporated by reference in this Prospectus.

RESERVE REPLACEMENT RISK

     The volume of oil or gas produced from a property generally decreases as more oil and gas is produced from that property. The speed at which the decrease occurs depends upon geologic characteristics of a particular property. If we do not find new oil and gas production either by exploration and development or acquisition, then our proved reserves will decrease as we produce oil and gas. Our future production is, therefore, highly dependent on finding or acquiring additional reserves. Finding or acquiring additional reserves requires significant capital. If the cash flow from operations decreases and other sources of funds, such as debt or sale of equity, are limited or unavailable, we may not be able to make sufficient capital investments to replace our oil and gas reserves. Even if such funds are available, our future exploration, development and acquisition activities may not add proved reserves or production at acceptable costs.

SIGNIFICANT LEVERAGE AND DEBT SERVICE

     As of September 30, 1998, our total long-term debt was approximately $207.5 million and our stockholders' equity was approximately $19.4 million. Our substantial debt leverage has several important effects on our future operations. First, a substantial portion of our cash flow from operations is used to pay interest on our indebtedness and will not be available for other purposes. In addition, covenants contained in our revolving credit facility and the Indenture (the "Indenture") governing our 10 1/4% Senior Notes due 2006 (the "Notes"), require us to meet certain financial tests and impose restrictions that may limit our ability to borrow additional funds or to sell assets. Such requirements and restrictions may affect our flexibility in planning for, and reacting to, changes in our business, including possible acquisition activities. Our level of indebtedness may also impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes.

     At January 4, 1999, we had $40 million borrowed under our revolving credit facility, constituting the full amount of the current borrowing base under that facility. Certain of the financial covenants in the Indenture currently prohibit us from borrowing funds from sources other than our revolving credit facility. Therefore, we do not currently have the ability to borrow funds for our capital needs, and must rely on cash flow, equity sales and other sources. In addition, the lenders under our revolving credit facility have advised us that a new borrowing base determination will be made as of December 31, 1998. If the borrowing base is reduced, we will be required to repay the difference between the amount borrowed and the new borrowing base in not more than six payments. We may not have the funds available for such repayment and may be forced to sell assets or otherwise modify our operations to fund those payments. If we are required to make a significant repayment due to the borrowing base redetermination, our ability to fund our 1999 operating plan and other capital needs may be materially and adversely impaired.

     Our ability to timely pay our debt obligations and to reduce our total indebtedness depends upon our future performance, which will be subject to general economic conditions and to financial, business and other factors affecting operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to timely pay our debt, we may be required to refinance all or a portion of our existing debt, including the Notes, or to obtain additional financing. We may not be able to refinance such debt or obtain additional financing. Our revolving credit facility is secured by substantially all of the assets of the Company which could impair our ability to obtain other financing. The inability to obtain additional financing could have a material adverse effect on the Company.

UNCERTAINTY OF ESTIMATES OF PROVED RESERVES AND FUTURE NET CASH FLOWS

     There are numerous uncertainties in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures, including many factors beyond our control.

The reserve data contained and incorporated by reference in this Prospectus are estimates only. While we believe such estimates are reasonable, oil and gas reserve estimates are imprecise and will most likely change as additional information becomes available. Estimates of oil and gas reserves are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be exactly measured. The accuracy of any reserve estimate depends upon the quality of available data and the knowledge and skill of the engineers preparing the estimates. Accordingly, reserve estimates and estimates of the future net cash flows expected from such reserves prepared by different engineers or by the same engineers at different times may vary substantially. We cannot provide any assurance that our proved reserves will ultimately be produced or that the proved undeveloped reserves will be developed when we expect. The difference between reserve estimates and the actual production could be material. Estimates of future net revenues from proved reserves and the present value of such revenue are based upon certain assumptions about production levels, prices and costs, which may not be correct. The discounted future net cash flows should not be considered representative of the fair market value of our proved oil and gas properties. Discounted future net cash flows are based upon projected cash flows that do not provide for changes in oil and gas prices or for escalation of expenses and capital costs. Such estimates are highly dependent upon the accuracy of the assumptions used in calculating the estimates. If those assumptions prove to be inaccurate, the estimates based on those assumptions may be materially different from actual results.

CONCENTRATION OF RESERVE ESTIMATES

     While our oil and gas reserves are attributable to in excess of 2,000 proved and proved undeveloped wells and locations, 31% of the Company's total proved reserves at October 1, 1998 were attributable to three productive wells and two proved undeveloped locations in the Southwest Speaks Field in Lavaca County, Texas. Each of the three productive wells were completed in 1998. Estimates of proved undeveloped reserves, as well as estimates made early in the productive life of wells, may be less reliable than reserve estimates attributable to wells which have a longer production history. Any significant downward revision of the reserve estimates attributable to the Southwest Speaks Field, or any interference in production from the Field, could have a material adverse effect on our future cash flows and financial results.

FAILURE TO CLOSE PIONEER ACQUISITION

     Our previously-announced agreement to acquire oil and gas properties from Pioneer Natural Resources USA, Inc. ("Pioneer"), which was originally scheduled to close on or about December 15, 1998, has been modified to provide us with an option to purchase the same properties at a reduced purchase price (the "Pioneer Acquisition"). The option expires on March 31, 1999. For the option, we paid Pioneer $25 million in cash (borrowed under our revolving credit facility), 3 million shares of Costilla's Common Stock, $0.10 par value (the "Costilla Common Stock"), (valued at $13 million) and property valued at $3 million. We do not have a contractual right to recover any of the consideration paid for the option. If the Pioneer Acquisition does not close, we will not receive any value for the $41 million of cash, stock and property paid to Pioneer for the option (but may have certain legal rights and remedies if Pioneer breaches the agreement). This would limit the amount of funds available to carry out our operating plans. We may be forced to sell assets or reduce our level of operations, which could materially and adversely effect our results of operations and financial condition.

OTHER ACQUISITION RISKS

     Our rapid growth since 1995 has been largely the result of acquisitions of producing properties. We expect to continue to evaluate and pursue acquisition opportunities available on terms management considers favorable. In considering an acquisition of producing properties, we do an assessment of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond our control. Our assessment is based upon limited data and we cannot be certain of its accuracy before completing an acquisition. In connection with the assessment, we perform a review of the subject properties we believe is generally consistent with industry practices. That review does not reveal all existing or potential problems, and does not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We may not be able to inspect every well, and we may not discover some structural and environmental problems even when we do an inspection. The Company does not generally receive contractual indemnification for preclosing liabilities, including environmental liabilities, and generally acquires interests in the properties on an "as is" basis.

     If the Pioneer Acquisition is completed, the size of the Company will be increased significantly. We will be challenged in managing this larger business. We cannot be certain how long it may take to assimilate the new properties and realize any increase in value from our efforts on those properties. We anticipate that some of the new properties will require workovers, recompletions and other remedial efforts. These activities may increase our lease operating expenses without realizing any increase in production or revenue, if any, from such efforts until a later time.

VOLATILITY OF OIL AND GAS PRICES

     The price we receive for our oil and gas production has a significant effect on our financial results and ability to service debt. Historically, the markets for oil and gas have been volatile and may continue to be volatile in the future. Prices of oil and gas are subject to wide fluctuations in response to market uncertainty, changes in supply and demand and a variety of additional factors, all of which are beyond our control. These factors include domestic and foreign political conditions, the overall level of supply and demand for oil and gas, the price of imported oil and gas, weather conditions, the price and availability of alternative fuels and overall economic conditions. Currently, oil and gas prices are at their lowest levels in many years. This has reduced our cash flow and generally had an adverse effect on our financial results. Our future financial condition and results of operations depend, in part, upon the prices received for our oil and gas production, as well as the costs of acquiring, finding, developing and producing reserves. To reduce our exposure to price risks in the sale of our oil and gas, we enter into hedging arrangements from time to time. Although we hedge a significant portion of our production, an extended period at current prices or any substantial or extended decline in the price of oil and gas would have a material adverse effect on the our financial condition and results of operations, as well as reduce the wells that could be operated economically. Moreover, low oil and gas prices materially and adversely effect our available funds and ability to repay outstanding amounts of debt.

SHARES ELIGIBLE FOR FUTURE SALE; OWNERSHIP DILUTION

     If a substantial number of additional shares of Costilla Common Stock are available for future sales on the public market, then the market price for the Common Stock may be adversely affected. Our stockholders recently approved the issuance of up to 250,000 shares of convertible preferred stock and up to 50 million shares of common stock in connection with financing the Pioneer Acquisition. The 3,000,000 shares of Common Stock owned by Pioneer are part of that approved issuance, and increased the total number of shares outstanding by approximately 30%. Further issuances of the shares approved by the stockholders would also significantly increase the total number of outstanding shares. The issuance of such additional shares dilutes the current stockholders' percentage ownership and may adversely effect the market price of Costilla Common Stock. Our stockholders have also approved an increase of the number of shares that the we may use in connection with our 1996 Stock Option Plan from 1,250,000 shares to 4,000,000 shares. While we have not granted options covering these additional shares at this time, additional grants of options and issuances of shares upon exercise of options could also have the effects discussed above.

DEPENDENCE ON KEY PERSONNEL

     The Company depends to a large extent on the services of Cadell S. Liedtke, Chairman of the Board, Michael J. Grella, President and Chief Executive Officer, and Henry G. Musselman, Executive Vice President and Chief Operating Officer. The loss of the services of any of Messrs. Liedtke, Grella or Musselman could have a material adverse effect on our operations. Pursuant to employment agreements, Messrs. Liedtke, Grella and Musselman have agreed not to compete with the Company for a one-year period if they voluntarily leave the Company's employment or if their employment is terminated for cause within the initial three-year term of each employment agreement. We believe that our success is also dependent upon our ability to continue to employ and retain skilled technical personnel.

CONTROL OF THE COMPANY

     Messrs. Liedtke, Grella and Musselman own directly and indirectly, in the aggregate, approximately 41% of the outstanding Costilla Common Stock. Accordingly, Messrs. Liedtke, Grella and Musselman may be able to exercise significant influence over the election of directors and control of management, operations and affairs.

FOREIGN INVESTMENT

     Our investment in Moldova involves risks typically associated with investments in emerging markets such as foreign exchange restrictions and currency fluctuations, foreign taxation, changing political conditions, foreign and domestic monetary and tax policies, expropriation, nationalization, nullification, modification or renegotiation of contracts, war and civil disturbances and other risks that may limit or disrupt markets. In addition, if a dispute arises in our foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the United States. While we attempt to conduct our business and financial affairs to protect the Company against political and economic risks in Moldova, we cannot assure that such steps will be successful.

DRILLING RISKS

     Drilling involves numerous risks, including the risk that no commercially productive oil or gas will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions and shortages or delays in the delivery of equipment. Our future drilling activities may not be successful and, if unsuccessful, such failure may have a material adverse effect on our future results of operations and financial condition.

OPERATING HAZARD AND UNINSURED RISKS

     Our operations are subject to hazards and risks inherent in the drilling for and production and transportation of oil and gas, including fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures, and spills, any of which can result in loss of oil and gas, environmental pollution, personal injury or loss of life, severe damage to and destruction of our properties and others', and suspension of operations. We maintain insurance coverage that we consider adequate and customary in the industry, but we are not fully insured against certain of these risks, either because such insurance is not available or because of high premium costs. The occurrence of a significant event not fully covered by insurance could have a material adverse effect on the Company's financial condition and results of operations.

COMPETITION

     We have substantial competition in acquiring properties, marketing oil and gas and securing trained personnel. Many of our competitors have substantially larger financial resources, staffs and facilities.

GOVERNMENT LAWS AND REGULATIONS

     Our operations are affected from time to time in varying degrees by political developments and federal, state and local laws and regulations. In particular, oil and gas production, operations and economics are or have been significantly affected by price controls, taxes and other laws relating to the oil and gas industry, by changes in such laws and by changes in administrative regulations. We cannot predict how existing laws and regulations may be interpreted by enforcement agencies or court rulings, whether additional laws and regulations will be adopted, or the effect such changes may have on our business, financial condition or results of operations.

ENVIRONMENTAL REGULATIONS

     Our operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. We believe that compliance with such laws has not had a material adverse effect upon the Company's operations to date and that the cost of such compliance has not been material. Nevertheless, the discharge of oil, gas or other pollutants into the air, soil or water may result in significant liabilities for the Company to the government and third parties and may require the Company to incur substantial costs of remediation. In past acquisitions, we have agreed to indemnify sellers of producing properties against certain liabilities for environmental claims associated with the properties we have purchased. We cannot assure that existing environmental laws or regulations or future laws or regulations, will not materially adversely affect our results of operations and financial condition or that material indemnity claims will not arise against us with respect to properties we have acquired.

YEAR 2000

     The third-party software vendor for our integrated oil and gas information system has modified the system to accurately handle the Year 2000 issue. These modifications were part of the routine updates we receive from our third-party software vendor as part of the systems support contract, and we have not, and do not believe that we will, incur any material costs in addition to the ordinary software maintenance costs in preparing our information systems for the Year 2000 issue. In addition to our information systems, we are conducting an assessment of the Year 2000 issues with respect to the production and other field equipment associated with our properties. A significant failure of such equipment may cause delays in production and product transportation which could have a material adverse effect on the Company. Following this assessment, we intend to establish a plan to make such equipment Year 2000 compliant or develop a contingency plan for a possible failure of such equipment.

     The Year 2000 issues also affect service companies, purchasers of production, utility providers and other companies with whom we have a business relationship. We have submitted Year 2000 compliance questionnaires to many of these companies, but are currently not aware of the preparations undertaken by these companies. A material and widespread failure of the utility service, transportation of oil or gas, or similar service we utilize could have a material effect on our production, cash flow and overall financial condition. Therefore, failure of such third parties to adequately prepare for Year 2000 issues may have a material adverse effect on the Company, notwithstanding our actions to prepare our own information systems. We do not currently have a contingency plan in the event such third parties are unable to provide services or productions to us.

                              SELLING STOCKHOLDER

     Pioneer Natural Resources USA, Inc. ("Pioneer") owns all of the 3,000,000 shares of Costilla Common Stock offered pursuant to this Prospectus. We issued these shares to Pioneer as a portion of the consideration for the option to purchase oil and gas properties in the Pioneer Acquisition pursuant to an Option to Purchase Agreement and a Purchase and Sale Agreement, each dated as of December 16, 1998 between Costilla, Pioneer and Pioneer Resources Producing, L.P. (collectively, the "Purchase and Sale Agreement"). Under the Purchase and Sale Agreement, we agreed to register the sale of these shares by Pioneer. Pioneer does not own any shares of Costilla Common Stock other than the 3,000,000 shares offered hereby. Pioneer may sell any or all of these shares. Pioneer does not have, and has not had during the last three years, a material relationship with us other than the Purchase and Sale Agreement and other acquisition transactions between the parties described under "The Company".

                                  THE OFFERING

     Pioneer may sell any number of the 3,000,000 shares covered by this Prospectus at any time and from time to time in public market or privately-negotiated transactions. However, Pioneer has agreed not to sell these shares prior to May 30, 1999 if the Pioneer Acquisition is completed. Pioneer has also granted us the right to repurchase these shares for a total purchase price of $13 million at any time prior to May 30, 1999. These shares may be sold by Pioneer at the market price for Costilla Common Stock at the time of sale or at privately negotiated prices. This offering may continue until all of the 3,000,000 shares covered hereby are sold.

                                USE OF PROCEEDS

     All of the 3,000,000 shares of Costilla Common Stock covered by this Prospectus will be offered and sold by Pioneer as a selling stockholder, and Pioneer will receive all of the net proceeds from such sales. We will not receive any proceeds from these sales, but we will pay expenses for registering the sales. Pioneer will pay any brokerage fees or commissions in connection with the sales.

                                  THE COMPANY

     Costilla is an independent energy company engaged in the exploration, acquisition and development of oil and gas properties. Our primary operations are in the Gulf Coast region, the Rocky Mountain region and the Permian Basin. Our strategy focuses on utilizing current and developing technological advancements to increase reserves through a targeted exploration program, strategic property acquisitions and development of producing properties. Certain terms of the oil and gas industry used herein are defined under "Certain Definitions".

     We began operating in 1988 and completed the initial public offering of Costilla Common Stock in October 1996. As of October 1, 1998, we had total estimated net proved reserves of 11 Mmbbls of oil and 165 Bcf of gas, aggregating 232 Bcfe (29% attributable to oil and 71% attributable to gas), with a PV-10 Value of approximately $180 million. We also have a substantial acreage position consisting, at June 30, 1998, of 1,007,479 gross (760,529 net) acres, 715,038 gross (653,296 net) of which are undeveloped.

     We began active efforts to acquire and develop oil and gas properties in 1993 and, from January 1, 1993 to December 31, 1998, closed nine acquisitions for an aggregate purchase price of approximately $149 million. The three most significant acquisitions completed to date have been:

     - The acquisition of 36 Bcfe of proved reserves (at July 1, 1997), extensive undeveloped acreage and seismic data located in the Rocky Mountain region from Ballard Petroleum, L.L.C. in August 1997 for approximately $41 million.

     - The acquisition from a predecessor of Pioneer of 64 Bcfe of proved reserves and undeveloped acreage located in the Permian Basin and the Gulf Coast region in June 1996 for approximately $39 million.

     - The acquisition from a predecessor of Pioneer of 86 Bcfe of proved reserves and undeveloped acreage in the Permian Basin, Gulf Coast and Rocky Mountain regions in June 1995 for approximately $47 million.

     We intend to continue our strategy to increase oil and gas reserves, production and cash flow from operations by utilizing a three-pronged approach which combines an active exploration program using 3-D seismic and other technological advances with strategic property acquisitions and focused development drilling. Our management and technical staff have significant oil and natural gas experience in the areas of drilling and completions, production operations, acquisitions and divestitures and reservoir engineering. Most members of the our technical staff, having spent substantial portions of their careers specializing in our core operating regions, have in-depth knowledge of these regions. We have sought to reduce our operating and commodity risks by holding a geographically diverse portfolio of properties.

                    MATERIAL CHANGES TO REPORTED INFORMATION

     Other than as described below, there have been no material changes in the information contained in the documents or reports incorporated by reference in this Prospectus as of the date hereof.

     As previously reported, Costilla and Pioneer entered into a Purchase and Sale Agreement dated September 4, 1998 ("September 4 Agreement") with respect to our purchase of oil and gas properties from Pioneer. The transaction was originally scheduled to close on or about December 15, 1998 (effective October 1, 1998) with a purchase price of $410 million, including a $25 million deposit we made with Pioneer upon execution of the September 4 Agreement. On December 16, 1998, Costilla and Pioneer entered into the new Purchase and Sale Agreement with respect to the Pioneer Acquisition, which grants us an option to purchase the same oil and gas properties included in the earlier agreement. As payment for the option, we paid Pioneer $25 million in cash, 3,000,000 shares of Costilla Common Stock (valued at $13 million), and property interests valued at $3 million (collectively, the "Option Consideration"). The $25 million in cash was paid with the $25 million deposit that we made with Pioneer upon the execution of the September 4 Agreement. The purchase price for the oil and gas properties, exclusive of the Option Consideration, is $294 million. Our option to purchase the properties expires on March 31, 1999. When completed, the transaction will have a January 1, 1999 effective date.

     We do not have a contractual right to recover any of the Option Consideration. If the Pioneer Acquisition is not completed, we will have paid $41 million in cash, stock and property and will not receive any value in return (although we may have certain legal rights and remedies if Pioneer breaches the Purchase and Sale Agreement). The $25 million cash portion of the Option Consideration was funded through borrowings under our revolving credit facility. If we do not receive any value for that $25 million expenditure, our debt leverage will remain substantial. In addition, the loss of the Option Consideration for no value in return may significantly and adversely affect our ability to generate or obtain capital resources sufficient to fund our operating plans.

     Pioneer has agreed not to sell or otherwise transfer the 3,000,000 shares of Costilla Common Stock it received as a portion of Option Consideration prior to May 30, 1999 if the Pioneer Acquisition closes. In addition, we have the right to repurchase those 3,000,000 shares for a total purchase price of $13 million at any time prior to May 30, 1999. We also have the right to repurchase the property we transferred to Pioneer as part of the Option Consideration for $3 million.

     We intend to fund the $294 million purchase price of the Pioneer Acquisition through a combination of bank debt and the sale of equity securities. On November 30, 1998, our stockholders approved the issuance of up to 250,000 shares of convertible preferred stock and up to 50 million shares of Costilla Common Stock in connection with the Pioneer Acquisition. The 3,000,000 shares issued to Pioneer were a portion of the issuance approved by the stockholders. We may issue any or all of the remaining 47 million shares of Costilla Common Stock or the 250,000 shares of convertible preferred stock, or a combination thereof, to fund a portion of the acquisition purchase price. We do not currently have any agreements, commitments or similar arrangements with respect to either the bank debt or the issuance of such equity securities to fund the Pioneer Acquisition.

     Due to the delay in completing the Pioneer Acquisition, the Company's senior lenders are in the process of redetermining our borrowing base under our revolving credit facility as of December 31, 1998. We do not presently have any available borrowing capacity under our current borrowing base of $40 million. In redetermining the borrowing base, it is probable that the lenders will utilize pricing assumptions for future sale of oil and gas production that are substantially lower than the assumptions utilized in prior borrowing base reviews. If, as a result of the borrowing base redetermination, our outstanding indebtedness exceeds the redetermined borrowing base, we will be required to repay this difference in not more than six (6) equal installments. If the Pioneer Acquisition is not consummated, such a required repayment could have a material adverse effect on our ability to carry out our 1999 business plan and capital expenditure budget.

     The foregoing information is in addition to, and will be supplemented and replaced by, the information contained in the documents and reports incorporated herein by reference, both those already filed and those to be filed, as described herein under "Where You Can Find More Information."

                              PLAN OF DISTRIBUTION

     Pioneer may sell some or all of the 3,000,000 shares of Costilla Common Stock offered by this Prospectus from time to time:

     - through dealers, brokers or other agents;

     - directly to one or more purchasers, including pledgees;

     - in transactions (which may involve cross or block transactions) on the Nasdaq National Market;

     - in privately negotiated transactions (including sales pursuant to pledges);

     - in the over-the counter market; or

     - in a combination of such transactions.

     These transactions may be at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, or other agents participating in these transactions may receive compensation in the form of discounts, concessions or commissions from Pioneer (and, if they act as agent for the purchaser of such shares, from such purchaser).

     Pioneer and any such brokers, dealers or other agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"), and any discounts, commissions or concessions received by them might be deemed to be underwriting discounts and commissions under the Securities Act. We cannot, nor can Pioneer, presently estimate the amount of any such compensation. We do not know of any existing arrangements between Pioneer and any broker, dealer or other agent relating to the sale or distribution of its shares of Costilla Common Stock.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. Also, the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to sales by Pioneer in the public market.

     We have not engaged any underwriter, broker, dealer or agent in connection with the distribution of the shares. We will pay all of the expenses incident to the registration of the shares, other than discounts, commissions and concessions of brokers dealers or other agents, if any.

     Any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. There is no assurance that Pioneer will sell any of the shares. Pioneer may transfer, devise or gift shares by other means not described herein. Pioneer may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities under the Securities Act.

     If we are notified by Pioneer that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this Prospectus, if required, pursuant to Rule 424(b) under the Securities Act. The supplement will disclose (i) the name of the selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares will be sold, (iv) the commissions to be paid or discounts or concessions to be allowed to such broker-dealer)s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (vi) other facts material to the transaction.

                                 LEGAL MATTERS

     Certain legal matters related to the shares of Costilla Common Stock offered hereby will be passed upon for the Company by Cotton, Bledsoe, Tighe and Dawson, a Professional Corporation, Midland, Texas.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 have been incorporated herein by reference in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

     The statement of revenues and direct operating expenses of the business acquired from Ballard Petroleum LLC for the year ended December 31, 1996 and the statement of revenues and direct operating expenses of the 1995 Acquisition from a Pioneer predecessor for the period ended June 12, 1995, incorporated herein by reference in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

     Certain information appearing in reports and documents incorporated by reference in this Prospectus regarding estimated quantities of oil and gas reserves and the discounted present value of future pre-tax cash flows therefrom attributable to certain of the Company's properties at January 1, 1997 and January 1, 1998 are based on reports prepared or reviewed by Williamson Petroleum Consultants, Inc. and W. Scott Epley, P.E.

                       SEC'S POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     The Company's Certificate of Incorporation and Bylaws provide indemnification for the Company's officers and directors under the circumstances defined in Section 145 of the General Corporation Law of the State of Delaware.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              CERTAIN DEFINITIONS

     The terms defined in this section are used throughout this Prospectus.

     Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

     Bcf. One billion cubic feet.

     Bcfe. One billion cubic feet of gas equivalent.

     BOE. Barrels of oil equivalent. Determined using the ration of six Mcf of gas to one Bbl of crude oil, condensate or gas liquids.

     Cfe. Cubic feet of gas equivalent. Determined using the ratio of six Mcf of gas to one Bbl of crude oil, condensate or gas liquids.

     Developed Acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

     Gross Acres or Gross Wells. The total acres or wells, as the case may be, in which a working interest is owned.

     Mbbl. One thousand barrels of crude oil or other liquid hydrocarbons.

     MBOE. One thousand barrels of oil equivalent.

     MMBOE. One million barrels of oil equivalent.

     Mmbbls. One million barrels of crude oil or other liquid hydrocarbons.

     Mcf. One thousand cubic feet.

     Mcfe. One thousand cubic feet of gas equivalent.

     Mmcf. One million cubic feet.

     Mmcfe. One million cubic feet of gas equivalent.

     Net acres. The sum of the fractional working interests owned in gross acres.

     PV-10 Value or Present Value of Estimated Future Net Revenues. The present value of estimated future net revenues is an estimate of future net revenues from a property at its acquisition date, at a specified date, after deducting production and ad valorem taxes, future capital costs and operating expenses, but before deducting federal income taxes. The future net revenues have been discounted at an annual rate of 10% to determine their "present value." The present value is shown to indicate the effect of time on the value of the revenue stream and should not construed as being the fair market value of the properties. Estimates have been made using constant oil and natural gas prices and operating costs at the specified date.

     Proved Developed Reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     Proved Reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved Undeveloped Reserves. Reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

     3-D Seismic. Advanced technology method of detecting accumulations of hydrocarbons identified by the collection and measurement of the intensity and timing of sound waves transmitted into the earth as they reflect back to the surface.

     Undeveloped Acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             COSTILLA ENERGY, INC.

                                3,000,000 SHARES

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                            , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions:

Registration Fee............................................  $ 3,753
Legal fees and expenses (other than Blue Sky)...............  $10,000
Accounting fees and expenses................................  $ 2,000
Nasdaq listing fee..........................................  $17,500
Miscellaneous...............................................  $ 3,000
                                                              -------
          Total.............................................  $36,253
                                                              =======

     All of the above expenses other than the Registration fee and the Nasdaq listing fee are estimates. All of the above expenses will be borne by Costilla.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify certain persons, including officers and directors and former officers and directors, and to purchase insurance with respect to liability arising out of their capacity or status as officers and directors. Such law provides further that the indemnification permitted hereunder shall not be deemed exclusive of any other rights to which officers and directors may be entitled under the corporation's bylaws, any agreement or otherwise. Article IX of the Company's Certificate of Incorporation and Article VI of the Company's Bylaws provide, in general, that the Company shall indemnify its directors and officers under the circumstances defined in Section 145 of the General Corporation Law of the State of Delaware and gives authority to the Company to purchase insurance with respect to such indemnification. The Company may in the future seek to obtain insurance providing for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

     In addition, Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a corporation to limit the liability of its directors subject to certain exceptions. In accordance with Section 102(b)(7), Article VI of the Company's Certificate of Incorporation provides, in general, that no director of the Company shall be personally liable for breach of fiduciary duty as a director, provided that such limitation of liability shall not apply to (i) any breach of the directors' duty of loyalty to the Company or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware or (iv) any transaction from which the director derived an improper personal benefit.

ITEM 16. EXHIBITS

      EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
      -----------                                ----------------------
           5.1           --   Opinion of Cotton, Bledsoe, Tighe & Dawson, P.C.
          23.1           --   Consent of KPMG LLP
          23.2           --   Consent of Williamson Petroleum Consultants
          23.3           --   Consent of W. Scott Epley, P.E.

      EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
      -----------                                ----------------------
          23.4           --   Consent of Cotton, Bledsoe, Tighe & Dawson, P.C. (included as part of Exhibit 5.1)
          24.1           --   Power of Attorney
          24.2           --   Certified copy of resolution of Board of Directors of
                              Costilla Energy, Inc. authorizing signature by Power of
                              Attorney

---------------

All of the above exhibits are filed herewith.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas on this 8th day of January, 1999.

                                            COSTILLA ENERGY, INC.

                                            By:   /s/ MICHAEL J. GRELLA*
                                              ----------------------------------
                                              Michael J. Grella
                                              President and Chief Executive
                                                Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

                        NAME                                       TITLE                     DATE
                        ----                                       -----                     ----

               /s/ MICHAEL J. GRELLA*                  President, Chief Executive       January 8, 1999
-----------------------------------------------------    Officer and Director
                  Michael J. Grella

               /s/ CADELL S. LIEDTKE*                  Chairman of the Board and        January 8, 1999
-----------------------------------------------------    Director
                  Cadell S. Liedtke

               /s/ HENRY G. MUSSELMAN*                 Executive Vice President and     January 8, 1999
-----------------------------------------------------    Director
                 Henry G. Musselman

                /s/ JERRY J. LANGDON*                  Director                         January 8, 1999
-----------------------------------------------------
                  Jerry J. Langdon

                 /s/ W. D. KENNEDY*                    Director                         January 8, 1999
-----------------------------------------------------
                    W. D. Kennedy

             /s/ SAMUEL J. ATKINS, III*                Director                         January 8, 1999
-----------------------------------------------------
                Samuel J. Atkins, III

              /s/ TIMOTHY J. DETMERING*                Director                         January 8, 1999
-----------------------------------------------------
                Timothy J. Detmering

                  /s/ BOBBY W. PAGE                    Senior Vice President and        January 8, 1999
-----------------------------------------------------    Chief Financial Officer
                    Bobby W. Page

               *By: /s/ BOBBY W. PAGE
  ------------------------------------------------
                   Bobby W. Page,
                  Attorney in Fact

                                 EXHIBIT INDEX

      EXHIBIT NO.                           DESCRIPTION OF EXHIBIT
      -----------                           ----------------------

           5.1           -- Opinion of Cotton, Bledsoe, Tighe & Dawson, P.C.
          23.1           -- Consent of KPMG LLP
          23.2           -- Consent of Williamson Petroleum Consultants
          23.3           -- Consent of W. Scott Epley, P.E.
          23.4           -- Consent of Cotton, Bledsoe, Tighe & Dawson (included as part of Exhibit 5.1)
          24.1           -- Power of Attorney
          24.2           -- Certified copy of resolution of Board of Directors of
                            Costilla Energy, Inc. authorizing signature by Power of
                            Attorney

---------------

All of the above exhibits are filed herewith.